Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

NLS Pharmaceutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Equity	Common shares, par value CHF 0.03	457(c)	236,290	$1.89	$446,588.10	$0.00015310	$68.38

Equity	Common shares underlying preferred participation certificates	457(c)	408,871	$1.89	$772,766.19	$0.00015310	118.32

Total Offering Amounts					$1,219,354.29		$186.70
Total Fees Previously Paid							$–
Total Fee Offsets							$–
Net Fee Due							$186.70

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common shares, par value CHF 0.03 per share, or Common Shares, being registered and Common Shares issuable upon conversion of the preferred participation certificates that are registered hereby also include an indeterminate number of additional Common Shares as may from time to time become issuable by reason of share splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the Common Shares on the Nasdaq Capital Market on January 29, 2025.
(3)	The Registrant will not receive any proceeds from the sale of its Common Shares by the selling shareholders.
(4)	All Common Shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-3.